EXHIBIT 5.1

Pearlman & Pearlman LLC
Charles B. Pearlman Charlie@pearlmanlawgroup.com 954-980-5949	P.O. Box 460266 Fort Lauderdale, Florida 33346	Brian A. Pearlman Brian@pearlmanlawgroup.com 954-632-4564

December 30, 2009

Divine Skin, Inc.

1680 Meridian Avenue, Suite 301

Miami Beach, Florida 33139

Re:

REGISTRATION STATEMENT (333-163449);

DIVINE SKIN, INC. (THE "COMPANY")

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission, with respect to the registration by the Company of 9,955,096 shares of common stock, $0.001 par value ("Common Stock").  The Common Stock includes 2,000,000 shares that will be issued upon exercise of warrants ("Conversion Shares").

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock to the Selling Shareholders and related matters; (iii) Officer’s Certificate authorizing filing of the Registration Statement and related matters; (iv) the Registration Statement and the exhibits thereto; and (v) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable Federal Securities laws.  Based upon the foregoing, we are of the opinion that the (i) Common Stock has been duly and validly authorized and legally issued, fully paid and non-assessable; and (ii) Conversion Shares have been duly and validly authorized, and upon payment of the

Divine Skin, Inc.

December 30, 2009

exercise price in accordance with the applicable agreements, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

PEARLMAN & PEARLMAN LLC
/s/PEARLMAN & PEARLMAN LLC